Exhibit 99.1

Gladstone Land Announces a $24.6 Million Farm Acquisition in California

MCLEAN, Va., October 29, 2014 /GLOBENEWSWIRE/ — Gladstone Land Corporation (NASDAQ: LAND) (the “Company”) announced today that it has acquired two farms consisting of 332 farmable acres in Ventura County, California, for $24.6 million. The property is leased to Sunrise Growers and farmed for berries and tomatoes by Eclipse Berry Farms, LLC, a leading grower and marketer of fresh fruits and vegetables. The two current leases on the property each have a remaining term of nine months with one 2-year renewal option.

“We are privileged to partner with one of the largest suppliers of processed strawberries in the world and add such significant acreage in this important strawberry and vegetable growing region. These two farms have good water for our tenants, and the land is great for the crops being grown there. These farms have been rented for many years, and we expect them to be rented for many years into the future. Our goal of having strong tenants on premium land is certainly met in this transaction,” said Bill Reiman, Managing Director at the Company and head of west coast investing.

About Gladstone Land Corporation:

Gladstone Land is a real estate investment trust that pays monthly distributions to its stockholders. The Company invests in farmland located in major agricultural markets in the United States that it leases to corporate and independent farmers and intends to report the current value of its farmland on a quarterly basis. As of September 30, 2014, the net asset value of the Company was $13.77 per share. The Company currently owns 31 farms, comprised of 7,974 acres in 5 different states across the U.S., valued at approximately $184 million. Its acreage is predominantly concentrated in locations where its tenants are able to grow row crops, such as berries and vegetables, which are planted and harvested annually or more frequently, as well as permanent crops, such as blueberries. The Company also may acquire property related to farming, such as storage facilities utilized for cooling produce, processing buildings, packaging facilities and distribution centers. The Company has paid 20 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The current distribution is $0.03 per share per month. Additional information can be found at www.GladstoneLand.com.

Owners or brokers who have farmland for sale in the western part of the United States should contact Bill Reiman at (805) 263-4778 or Bill.Reiman@GladstoneCompanies.com, and those with farmland for sale in the eastern part of the United States should contact Bill Frisbie at (703) 287-5839 or Bill.Frisbie@GladstoneCompanies.com.

For stockholder information on Gladstone Land, call (703) 287-5893. For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.Gladstone.com.

All statements contained in this press release, other than historical facts, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of the foregoing words and similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the caption “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on February 24, 2014. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SOURCE: Gladstone Land Corporation

For further information: Gladstone Land, 703-287-5893